Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2005, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting, included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2004, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Federal Realty Investment Trust on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Vienna, Virginia

June 3, 2005